UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Biostem U.S. Corporation
(Exact name of registrant as specified in its charter)

Nevada	66-0349372
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

 1266 Turner Street, Clearwater, FL 33756
 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (727) 446-5000

Securities to be registered pursuant to Section 12(b) of the Act: None

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock
(Title of class)

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1. BUSINESS.

The Company was incorporated as Equinox International, Inc. on November 5, 2008 in the state of Nevada. As previously reported, on May 5, 2010, the Company acquired from Biostem US LLC, a privately held Florida limited liability company (the “LLC”), certain assets (the “Acquired Assets”) related to hair transplant procedures (the “Asset Transfer”).

In consideration for the Acquired Assets, the Company, at the direction of the LLC, issued 20,400,000 shares of common stock to the 11 owners of the LLC, which resulted in the change of control of the Company, as the owners of the LLC owned approximately 95% of the 25,040,000 shares of Company common stock outstanding immediately after the Asset Transfer.

In connection with the Asset Transfer, effective May 5, 2010, the Company changed its name to Biostem U.S. Corporation and increased its authorized stock to 200,000,000 shares of common stock, par value $.001 per share.

Since the Asset Transfer, the Company has discontinued its former oil and gas business and instead has begun to pursue its hair transplant business and other regenerative medicine opportunities. Although the Company’s business plan continues to evolve, currently the Company, among other things, is marketing and promoting its tradename, hair transplant procedures and products that support hair transplants and hair regeneration.

While the Company sells such products directly to consumers and hair-transplant clinics, it does not perform any medical procedures. Instead, the Company intends to develop a network of qualified medical providers that will perform hair transplants using the Company’s procedures and protocols on their patients. It is expected that each such affiliated medical provider, will, among other things: (1) be granted a license to use the Company’s procedure and protocols and the right to hold itself out as a Biostem provider, (2) receive certain training and ongoing support regarding the Company’s procedure and protocols, (3) be supplied with certain hair support products, lasers and other equipment necessary to undertake hair transplants using the Company’s procedure and protocols; (4) be provided with Company paid support staff necessary to assist with hair transplants and (5) receive the benefit of the Company’s marketing efforts through patient referrals. In consideration thereof, the affiliated medical providers will pay to the Company certain fees in compliance with all applicable laws. The Company believes its success in (a) developing a robust network of medical affiliates, (b) developing brand recognition for Biostem services and products and (c) its ability grow its hair transplant business depends, in part, on the value and effectiveness of its hair transplant processes, procedures and knowhow. Currently, the Company is undertaking a reevaluation of its current hair transplant processes, procedures and knowhow and is exploring related opportunities. There can be no assurances that the Company will be successful at increasing its network of affiliated medical providers.

Currently, the Company has a medical affiliate arrangement with only one medical provider, Markou Medical, which is owned by Michael Markou, D.O., a shareholder of the Company. Dr. Markou performed his first hair transplant under the Biostem affiliation in January 2011. For the year ended February 28, 2011, the Company earned $14,707 from fees charged in connection with hair transplants and from the sale of hair products. For the quarter ended May 31, 2011, the Company earned $87,669 from fees charged in connection with hair transplants and from the sale of hair products.

The Company does not manufacture its products, but instead purchases them from third parties. The Company has recently terminated a supply agreement with one supplier, although it can still purchase products from such supplier, and is currently exploring other supply arrangements.

The Company also is exploring expanding its business into other regenerative healthcare opportunities.

The Company will require a material investment of capital in order to achieve it business plan, of which there can be no assurances. The Company’s ability to effectuate its business plans and objectives are subject to various risk.
ITEM 1A. RISK FACTORS.

You should carefully consider the risks described below before deciding to invest in or maintain your investment in our Company. The risks described below are not intended to be an all-inclusive list of the potential risks relating to an investment in our securities. If any of the following or other risks actually occur, our business, financial condition or operating results and the trading price or value of our securities could be materially adversely affected.

RISKS RELATED TO OUR BUSINESS:

The Company has a limited operating history upon which you can evaluate its business and its business model continues to evolve.

The Company remains a development stage Company with a limited operating history. The Company’s past operating history may not provide an adequate gauge of its potential for growth and future profitability. The limited amount of information about the Company makes it more difficult for you to predict whether or not the Company will be successful. You should evaluate the Company’s chances of financial and operational success in light of the risks, uncertainties, expenses, delays and difficulties associated with starting a new business, many of which may be beyond the Company’s control. In addition to the uncertainties involved in developing, managing and maintaining a business of the type proposed by the Company, there are a number of other risk factors customarily associated with the commencement of any new business that can reduce the funds available for the initial operations of the enterprise. In the event of cost overruns, or in the event that other contingencies arise, the Company may require additional capital or financing, which may not be available on terms acceptable to the Company.

To date, the Company has only incurred losses and it is expected it will continue to incur losses in the immediate future.

The Company has incurred losses since inception, which raises substantial doubt about its ability to continue as a going concern. Further, the Company anticipates spending significant funds to develop its business plans. There can be no assurances that the Company will ever achieve profitability.

The Company has limited revenues and will likely need additional financing.

The Company is expected to need additional capital to fund its business plans. Its current cash and revenues are insufficient to cover its expected expenses. The sources of such additional capital could include loans from financial institutions and the offer and sale of additional shares of Common Stock or preferred stock by the Company. However, it is highly unlikely that the Company will qualify for any traditional lending at this time or in the near future. Furthermore, no assurance can be made that any existing shareholders or other sources of capital will be willing to invest additional capital or make additional loans to the Company. Further, any sale of additional shares may substantially dilute the ownership the Company’s current shareholders. It the Company is unable to obtain additional financing, its growth will be hampered and it may not be able to continue as a going concern.

Unfavorable general economic conditions could negatively impact our operating results and financial condition.

While it is often difficult to predict the impact of general economic conditions on our business, these conditions could adversely affect the demand for our products and services. Generally, these products and services are not covered by health insurance or Medicare or Medicaid and, accordingly, customers and patients must pay for them with cash. Accordingly, a decline in the economy, or even a perceived or anticipated decline, could cause a decline in the demand for those products and services.

We will incur additional expenses as a result of being a reporting public company, which may further strain our limited resources.

We expect to continue to incur significant expenses as a result of being a reporting company, including increased legal and accounting expenses and expenses incurred in complying with the internal controls requirements of the Sarbanes Oxley Act. Our failure to generate sufficient revenue and gross profit could result in reduced profits or increased losses as a result of the additional expenses.

The Company may not be able to protect its processes, procedures and knowhow and the worth of such processes, procedures and knowhow is uncertain.

The Company has not attempted to register its trademark (Biostem) and it does not believe it can receive patent protection on its current processes, procedures and knowhow. As a result, the Company may not be able to enjoin or otherwise restrict the ability of any other person from using intellectual property, procedures or knowhow that are the same or similar to those of the Company.

Our growth strategy is dependent in part on developing a network of affiliated medical providers.

While the Company intends to sell certain products directly to consumers and hair transplant clinics, it will not perform any medical procedures. Instead, the Company intends to market the Biostem procedures and develop a network of qualified medical providers that will perform the such procedures on their patients. Accordingly, the Company’s growth and revenues will depend on revenue generated by its affiliated medical providers. However, currently the Company has an affiliate arrangement with only one medical provider, Markou Medical, which is owned by Michael Markou, D.O., one of the Company’s shareholders. The Company believes its success in (a) developing a robust network of medical affiliates, (b) developing brand recognition for Biostem services and products and (c) its ability grow its hair transplant business depends, in part, on the value and effectiveness of its hair transplant processes, procedures and knowhow. Currently, the Company is undertaking a reevaluation of its current hair transplant processes, procedures and knowhow and is exploring related opportunities. There can be no assurances that the Company will be successful at developing or maintaining effective processes, procedures and knowhow or in increasing its network of affiliated medical providers.

We are dependent on Dr. Markou and certain officers of the Company.

As stated above, Dr. Markou currently is our only affiliated medical provider. Furthermore, Dwight C. Brunoehler, our CEO, and John Satino, our President, are actively engaged in growing and managing our business. The loss of any of these individuals would adversely and materially impact the Company.

Our officers and directors are involved in other businesses which may cause them to devote less time to our business.

Our officers and directors are involved with other businesses, which may cause them to allocate their time and services between us and other entities. Consequently, they may give priority to other matters over our needs, which may materially cause us to lose their services temporarily, which could affect our operations and profitability.

We are dependent upon third party suppliers to provide our products, and the loss of these suppliers or a disruption or interruption in the supply chain may adversely affect our business.

We do not manufacture any of our products. We purchase our products from third parties. The loss of one or more of our suppliers could cause a significant disruption or interruption in the supply chain and could have a material adverse effect on our business.

Our success depends, in part, on the quality of our products and services.

Our success depends, in part, on the quality of our products and services. If our products and services are found to be defective or unsafe, or if they otherwise fail to meet our customers’ standards, our relationships with our customers could suffer, our brand appeal could be diminished, and we could lose market share and/or become subject to liability claims, any of which could result in a material adverse effect on our business, results of operations and financial condition.

We may be subject to various regulations, including health care laws.

The health care industry is highly regulated, with each state and the federal government imposing its own requirements. Among other things, most states prohibit corporations that are not owned exclusively by licensed medical professionals from providing medical services and procedures. Furthermore, most states have laws prohibiting paying or receiving any remuneration, direct or indirect, that is intended to induce referrals for health care products or services. Many states also prohibit “fee-splitting” by medical professionals with any party except other medical professionals in the same professional corporation or practice association. In most cases, these laws apply to the paying of a fee based on a percentage of the practice’s revenues to another person for referring a patient or otherwise generating business, and do not prohibit payment of reasonable compensation for facilities, equipment and other services. The Company intends to operate its business and structure its agreements with its affiliated medical practitioners to avoid all such health care regulations. However, there can be no assurances the Company will be able to do so and the Company’s ability to operate in certain jurisdictions may be restricted. Further, there can be no assurance that the regulatory environment in which the Company operates will not change significantly and adversely in the future. Monitoring and compliance with such regulations will increase the operating expenses of the Company.

We are subject to competition.

The Company expects to encounter well-established competitors with substantially greater financial and other resources than the Company. Some of the Company’s competitors have been in existence for a substantially longer period than the Company and may be better established in the markets where the Company may be located.

RISKS RELATING TO OUR COMMON STOCK:

The Company has a large number of shares outstanding and a very light trading volume.

The Company has 19,784,238 shares of common stock issued and outstanding, and most of the Company’s shareholders are not subject to any contractual restrictions on their ability to sell shares. Meanwhile, the Company has an extremely light trading volume. As a result, any attempt to sell anything more than a nominal amount of shares will significantly negatively impact the stock’s trading price, and shareholders may not be able to sell their shares at prices they desire, or at all, and they may need to hold their shares for the indefinite future. A more robust trading volume may never develop. This will also make it difficult for the Company to use its shares to pay for services or products or in connection with mergers and acquisitions.

Fluctuations in our operating results and announcements and developments concerning our business affect our stock price.

Our quarterly operating results, the number of stockholders desiring to sell their shares, changes in general economic conditions and the financial markets, the execution of new contracts and the completion of existing agreements and other developments affecting us, could cause the market price of our common stock to fluctuate substantially.

We are not required to meet or maintain any listing standards for our common stock to be quoted on the OTCQB, which could affect our stockholders’ ability to access trading information about our stock.

OTC Markets is separate and distinct from the NASDAQ Stock Market and any national stock exchange, such as the New York Stock Exchange or the American Stock Exchange. Although the OTCQB is a regulated quotation service operated by the OTC Markets that displays real-time quotes, last sales prices, and volume information in over-the-counter (OTC) equity securities like our Common Stock, we are not required to meet or maintain any qualitative or quantitative standards for our Common Stock to be quoted on the OTCBB. Our Common Stock does not presently, and may never, meet the minimum listing standards for listing on the NASDAQ Stock Market or any national securities exchange.

If we cease filing periodic reports with the SEC, the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market would be negatively impacted.

If we cease filing periodic reports with the SEC, it will affect our stockholders’ ability to access trading information about our Common Stock and the Company will no longer qualify for quotation on the OTCQB and will instead be eligible only for quotation on the PinkSheets, which could negatively impact our stock price and the liquidity of our Common Stock. Companies trading on the OTCQB, such as us, must be current in their SEC reports to maintain price quotation privileges on the OTCQB. The Company currently is not required to file periodic reports with the SEC.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results and stockholders could lose confidence in our financial reporting.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. Failure to achieve and maintain an effective internal control environment could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price. As of February 28, 2011, our management carried out an assessment of the effectiveness of the Company’s internal control over financial reporting. Based on that assessment, management concluded that the Company’s internal control over financial reporting was not effective as of February 28, 2011 and that there is a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or a combination of control deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis.

Our directors and executive officers and affiliates beneficially own approximately 31.41% of our Common Stock; their interests could conflict with yours; significant sales of stock held by them could have a negative effect on our stock price; stockholders may be unable to exercise control.

As of June 23, 2011, our executive officers, directors and affiliates beneficially owned approximately 29.80% of our Common Stock. As a result, our executive officers, directors and affiliates will have significant influence to:

●	elect or defeat the election of our directors;
●	amend or prevent amendment of our articles of incorporation or bylaws;
●	effect or prevent a merger, sale of assets or other corporate transaction; and
●	control the outcome of any other matter submitted to the stockholders for vote.

In addition, sales of significant amounts of shares held by our directors, executive officers and affiliates, or the prospect of these sales, could adversely affect the market price of our Common Stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Because we may be subject to the “penny stock” rules, you may have difficulty in selling our Common Stock.

Our stock currently is subject to the SEC’s penny stock rules, which impose additional sales practice requirements and restrictions on broker-dealers that sell our stock to persons other than established customers and institutional accredited investors. The application of these rules may affect the ability of broker-dealers to sell our Common Stock and may affect your ability to sell any Common Stock you may own. According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

●	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
●	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
●	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;
●	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and
●
The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

ITEM 2. FINANCIAL INFORMATION.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Overview

This discussion discusses our business plan for the next 12 months.  This discussion summarizes the results of our operations for the three-month period ended May 31, 2011 and compares it to the three-month period ended May 31, 2010 and to our financial condition at the end our most recently completed fiscal year, February 28, 2011. This discussion and analysis should be read in conjunction with our audited financial statements for the year ended February 28, 2011, including footnotes, contained in our Annual Report on Form 10-K, and with the unaudited financial statements for the interim period ended May 31, 2010, including footnotes, included in that quarterly report.

The Company was incorporated as on November 5, 2008 in the state of Nevada. On May 5, 2010, the Company acquired from Biostem US LLC, a privately held Florida limited liability company (the “LLC”), certain assets (the “Acquired Assets”) related to hair transplant procedures (the “Asset Transfer”). Since such time, we have engaged in activities to formulate and implement our business plan.

Ability to continue as a “going concern.”  The independent registered public accounting firm’s report on our financial statements as of February 28, 2011, includes a “going concern” explanatory paragraph that describes substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to the factors prompting the explanatory paragraph are discussed in the financial statements, including footnotes thereto.

Development Stage Company.  We are considered to be in the development stage as defined in the accounting standards. We have devoted substantially all of our efforts to business planning and development.  Additionally, we have allocated a substantial portion of our time and investment to bringing our products and services to market and to raising capital. We have not yet generated significant revenue from operations.

Plan of Operation

Although the Company’s business plan continues to evolve, currently the Company, among other things, is marketing and promoting its tradename, hair transplant procedures and products that support hair transplants and hair regeneration.

While the Company sells such products directly to consumers and hair-transplant clinics, it does not perform any medical procedures. Instead, the Company intends to develop a network of qualified medical providers that will perform hair transplants using the Company’s procedures and protocols on their patients. It is expected that each such affiliated medical provider, will, among other things: (1) be granted a license to use the Company’s procedure and protocols and the right to hold itself out as a Biostem provider, (2) receive certain training and ongoing support regarding the Company’s procedure and protocols, (3) be supplied with certain hair support products, lasers and other equipment necessary to undertake hair transplants using the Company’s procedure and protocols; (4) be provided with Company paid support staff necessary to assist with hair transplants and (5) receive the benefit of the Company’s marketing efforts through patient referrals. In consideration thereof, the affiliated medical providers will pay to the Company certain fees in compliance with all applicable laws. The Company believes its success in (a) developing a robust network of medical affiliates, (b) developing brand recognition for Biostem services and products and (c) its ability grow its hair transplant business depends, in part, on the value and effectiveness of its hair transplant processes, procedures and knowhow. Currently, the Company is undertaking a reevaluation of its current hair transplant processes, procedures and knowhow and is exploring related opportunities. There can be no assurances that the Company will be successful at increasing its network of affiliated medical providers. In addition, the Company is pursuing new technology in the stem cell field to enhance it’s current technology and to provide a patented method for licensing to affiliates. The Company is also seeking acquisitions in the stem cell field to expand it’s business plan with the objective of growth into new areas of the regenerative medicine on a global basis.

Currently, the Company has a medical affiliate arrangement with only one medical provider, Markou Medical, which is owned by Michael Markou, D.O., a shareholder of the Company. Dr. Markou performed his first hair transplant under the Biostem affiliation in January 2011. For the year ended February 28, 2011, the Company earned $14,707 from fees charged in connection with hair transplants and from the sale of hair products. For the quarter ended May 31, 2011, the Company earned $87,669 from fees charged in connection with hair transplants and from the sale of hair products.

Results of Operation

During the three months period ending May 31, 2011, the Company had revenues of $88,670 and cost of goods sold of $ 38,435, compared to no revenues and no costs of goods sold for the same period in 2010. The Company’s revenues consist of fees received from its sole medical affiliate for the services it provides to him. Additionally, the Company had general and administrative expenses of $212,030 for the period ending May 31, 2011 and $11,508 for the same period in 2010. The increase is the result of the additional cost and expenses incurred in connection with the ongoing implementation of the Company’s business plan. Net loss for the three-month period ending May 31, 2011 was $162,795, compared to a net loss of $11,508 during the same period in 2010. The increase in net loss also is the result of the additional cost and expenses incurred in connection with the ongoing implementation of the Company’s business plan. While the Company’s revenues also increased as a result of the implementation of its business plan, revenues did not grow as quickly as the Company’s costs and expenses.

Liquidity and Capital Resources

At the three month period ended May 31, 2011, the Company’s current assets were $142,495 and its current liabilities were $57,773, which resulted in a working capital of $84,686. Stockholders’ deficit was $95,186 for the period ended May 31, 2011, compared to shareholders equity of $257,981 as of February 28, 2011. The Company anticipates that is working capital requirements will continue to increase as it implements its business plans, acquires inventory and equipment, undertakes increased marketing and explores other regenerative healthcare opportunities. Unless the Company is able to obtain additional financing, it expects that its current working capital will be exhausted by approximately the end of July 2011.

The Company has no lines of credit or other bank financing arrangements, and likely would not qualify for traditional financing. Generally, the Company has financed operations through advances (loans) from related parties and private placements of equity. There can be no assurances the Company will be able to obtain additional financing from its existing officers, directors or shareholders, on any other sources. Additional financing may not be available upon acceptable terms or at all. If adequate funds are not available or are not available on acceptable terms, we will not be able to implement the Company’s business plan or take advantage of prospective new business opportunities, which could significantly and materially restrict our business operations.

Cash Flows from Operating Activities

For the three month period ended May 31, 2011 and 2010, net cash flows used in operating activities were $174,158 in 2011 and $4,768, respectively. The increase is the result of the additional cost and expenses incurred in connection with the ongoing implementation of the Company’s business plan. While the Company’s revenues also increased, revenues did not grow as quickly as the Company’s costs and expenses.

Cash Flows from Financing Activities

The Company has financed its operations primarily from either advances (loans) or the issuance of equity. For the three month period ending May 31, 2011, net cash provided by financing activities was zero, compared to $4,768 for the same period in 2010.

Off-Balance Sheet Arrangements

As of the date of this Quarterly Report, we do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Critical Accounting Policies

There have been no changes in our critical accounting policies since July 31, 2010.

Forward Looking Statements

Statements made in this Form 10 that are not historical or current facts are “forward-looking statements” made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 (the “Act”) and Section 21E of the Securities Exchange Act of 1934. These statements often can be identified by the use of terms such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “approximate” or “continue,” or the negative thereof. We intend that such forward-looking statements be subject to the safe harbors for such statements. We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Any forward-looking statements represent management’s best judgment as to what may occur in the future. However, forward-looking statements are subject to risks, uncertainties and important factors beyond our control that could cause actual results and events to differ materially from historical results of operations and events and those presently anticipated or projected. Among the factors that could cause actual results to differ materially from the forward-looking statements are the following: the Company’s ability to obtain necessary capital, the Company’s ability to meet anticipated development timelines, the Company’s ability to protect its proprietary technology and knowhow; the Company’s ability to identify and develop a network of licensed physicians, the Company’s ability to establish a global market, clinical trial results, the Company’s ability to successfully consummate future acquisitions and such other risk factors identified from time to time in the Company’s reports filed with the Securities and Exchange Commission, including those filed with this Form 10 quarterly report. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events.

ITEM 3. PROPERTIES.

The Company owns no property and currently is using a portion of the offices of John Satino, its President and CFO, for its minimal office facility needs for no consideration.
ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

As of August 1, 2011, the Company has 200,000,000 shares of common stock authorized, with a par value of $0.001 per share, and 19,784,238 shares of common stock issued and outstanding. The following tabulates holdings of shares of the Company by each person who, subject to the above, at the date of this Report, holds of record or is known by Management to own beneficially more than five percent (5%) of the Common Shares of the Company and, in addition, by all directors and officers of the Company individually and as a group.

Names and Addresses	Number of Shares Owned Beneficially	Percent of Beneficially Owned Shares

Stephen G. Beck (1)	2,249,568	11.37% %
1266 Turner Street
Clearwater, FL 33756

John Satino(1)	2,000,000	10.11%
1266 Turner Street
Clearwater, FL 33756

Scott E. Crutchfield (1)	365,000	1.84%
1266 Turner Street
Clearwater, FL 33756

Dwight Brunoehler (1)	1,600,000	8.09%
1266 Turner Street
Clearwater, FL 33756

NVO, LLC	1,000,000	5.05%
2633 Lincoln Boulevard, Suite 434
Santa Monica, CA 90405

Michael Markou	1,000,000	5.05%
1266 Turner Street
Clearwater, FL 33756

Ronald Sloma	1,290,738	6.52%
1266 Turner Street
Clearwater, FL 33756

Blakely C. Anderson(2)	1,249,568	6.32%
Lisa Blevins(2)	1,249,568	6.32%
FOM LLC(2)	1,249,296	6.32%
Danial Katz(2)	1,249,568	6.32%
Victor A. Nole(2)	1,249,568	6.32%
Nick Salerno(2)	1,249,568	6.32%

All directors and officers as a group (4 total)	6,214,568	31.41%

(1)	Denotes officer or director.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

The following table sets forth the names and ages of all directors and executive officers of the Company and all persons nominated or chosen to become a director, indicating all positions and offices with the Company held by each such person and the period during which they have served as a director:

The principal executive officers and directors of the Company are as follows:

Name	Age	Positions Held and Tenure
Dwight Brunoehler	60	Chief Executive Officer and Director

John Satino	66	President, Chief Financial Officer and Director

Stephen G. Beck	46	Director

Scott E. Crutchfield	49	Director

The Directors named above will serve until the next annual meeting of the Company’s stockholders. Thereafter, Directors will be elected for one-year terms at the annual stockholders’ meeting. Subject to their employment agreements, summarized below, officers hold their positions at the pleasure of the Board of Directors. There is no arrangement or understanding between the Directors and Officers of the Company and any other person pursuant to which any Director or Officer was or is to be selected as a Director or Officer of the Company. There is no family relationship between or among any Officer and Directors.

On June 8, 2011, the Company entered into an employment agreement with Dwight Brunoehler, who serves as the Company’s Chief Executive Officer. The employment agreement has an initial term of three years and provides for an initial base salary and stipends in the aggregate amount of $277,000.

On June 1, 2011, the Company entered into an employment agreement with John Satino, who serves as the Company’s President and Chief Financial Officer. The employment agreement has an initial term of three years and provides for an initial base salary of $250,000.

The Company has the following four directors: Dwight Brunoehler, John Satino, Stephen G. Beck and Scott E. Crutchfield. As summary of their business experience is set forth below:

Dwight Brunoehler, Chief Executive Officer and Director. Mr. Brunoehler founded Cryobanks International in 1993 and served as its President and CEO until 2008. After starting one of the oldest cord blood banks in the world, he established the only (and still existing) nationwide system whereby expectant mothers can sign-up to donate their baby’s cord blood from anywhere in the Continental United States year round. While driving the development of the Company's quality-focused proprietary collection and processing system, Mr. Brunoehler started Cryobanks on the path to becoming one of the largest banks for donated unrelated umbilical cord blood in existence. In addition, Mr. Brunoehler has developed partnerships between Cryobanks International and physicians and hospitals worldwide to further advance the usage of cord blood stem cells for transplant and non-controversial life enhancing research. In the United States, Mr. Brunoehler has worked with many state legislators in drafting laws where expectant mothers are educated and informed of the benefits of cord blood donation. He was instrumental in drafting the first state cord blood awareness legislation of its kind in Illinois with Representative David Leitch. Mr. Brunoehler then assisted Wisconsin Representative Stephen Weickert with similar legislation along with a number of other state initiatives throughout the country. He has also generated many unique research and development partnerships to further discover additional therapeutic benefits of cord blood stem cells. Mr. Brunoehler is a member of The Cord Blood Work Group and the Finance Sub Committees of the World Marrow Donor Association. He is an Active Member of the American Society of Hematology and a Founding Member of the International Cord Blood Society. Mr. Brunoehler has lectured in numerous hospitals and universities throughout the world on the subject of cord blood donation. He engineered a worldwide network of licensed facilities to grow the inventory and availability of cord blood, with the first three locations open in Athens, Greece, New Delhi, India and Bangkok, Thailand in 2008.  The Athens location became the first facility in Europe to be accredited by the American Association of Blood Banks. Prior to his work at Cryobanks International, Mr. Brunoehler participated in a wide variety of successful ventures. He owned and operated many different businesses and held executive level positions in marketing, public relations and new product development capacities in both established and start-up companies, including seven years with the Bell system. Honors have included the Florida Public Relations Association's Golden Image Award of Distinction; the National Convention of State Delegates featured speaker, as well as numerous awards and accolades in both the corporate and civic arenas including March of Dimes Corporate Volunteer of the Year. He is a graduate of the University of Central Florida, where in 2007 he was the keynote speaker at the commencement celebration for advanced degrees in the health sciences sector.

John Satino, Director, President and Chief Financial Officer. For the past five years, Mr. Satino has been conducting independent medical research at Clearwater, Florida, in the area of hair transplant methodologies. He holds membership in the New York Academy of Sciences, International Society of Hair Surgeons, American Hair Loss Council, Laser Institute of America, Society for Laser Medicine and Surgery, and the International Society for Hair Restoration Surgery. His current areas of research include (a) post-operative hair transplant surgery would healing with low level laser therapies; (b) topical Dutasteride treatment in hair loss; (c) weekly low level laser therapies; and (d) autologous platelet rich plasma in hair restoration in men and women.

Stephen Beck, Director. An original member of Crocs, Inc., Stephen Beck was instrumental in Crocs’ swift rise to retail success. His responsibilities included all of Crocs’ divisions from purchasing and manufacturing to sales. Mr. Beck serves on the board of directors for three corporations and is a partner in other entrepreneurial companies. Steve holds a B.S. in Kinesiology from the University of Colorado, Boulder. Currently, Mr. Beck provides investor and corporate relations services to Cleareso, LLC. Mr. Beck spent a decade in Northern Italy playing professional Football, textile manufacturing and ran a physical rehabilitation center. Upon return to the USA Mr. Beck earned his Real Estate Brokers license and marketed commercial redevelopments in Denver.

Scott E. Crutchfield, Director. Since May 2010, Mr. Crutchfield has served as Senior Vice President of World Wide Operations of Crocs, Inc. From February 2006 to May 2010, he served as the Vice President for World Wide Operations of Crocs, Inc. Prior to joining Crocs, Inc., he served as Senior Director, U.S. and South America Operations for Jabil Circuit, a publicly-held design and manufacturing company from May 2004 to January 2006. Mr. Crutchfield was also Vice President, General Manager Central/Eastern U.S. and South America for Flextronics from March 2000 to April 2004. Previously, Mr. Crutchfield also held senior leadership positions at Dovatron International, a subsidiary of the Dii Group, and at Square D, a subsidiary of Schneider Electric.

The Company has no audit or compensation committee.

ITEM 6. EXECUTIVE COMPENSATION.

None of the Company’s officers or directors received any compensation or received any grants of plan-based awards from the Company at any time from the Company’s inception through the end of its last completed fiscal year, and the Company does not have any outstanding grants of plan-based awards. The Company’s officers began to be compensated commencing in the first quarter of the fiscal year ended February 28, 2012. Without limiting the forgoing, on June 8, 2011, the Company entered an employment agreement with its CEO, Dwight Brunohler, pursuant to which he receives an initial base salary and certain stipends in the annual aggregate amount of $277,000. The directors of the Company are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meeting of the Board of Directors but currently are not entitled to any compensation for serving as directors of the Company.

The following tables sets for the compensation for all officers and directors during the past three years ended February 28, 2011:

Directors and Officers Compensation

		Annual compensation			Long-term compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other annual compen -sation ($)	Restricted stock award(s) ($)	Securities under- lying options/ SARs (#)	LTIP payouts ($)	All other compen- sation ($)
Dwight Brunohler,	2011	$0	$0	$0	$0	$0	$0	$0
CEO and Director	2010	$0	$0	$0	$0	$0	$0	$0
	2009	$0	$0	$0	$0	$0	$0	$0
John Satino	2011	$0	$0	$0	$0	$0	$0	$0
CFO and Director	2010	$0	$0	$0	$0	$0	$0	$0
	2009	$0	$0	$0	$0	$0	$0	$0

The Company has no material bonus or profit-sharing plans pursuant to which cash or non-cash compensation is or may be paid to the Company’s directors or executive officers. The Company has no compensatory plan or arrangements, including payments to be received from the Company, with respect to any executive officer or director, where such plan or arrangement would result in any compensation or remuneration being paid resulting from the resignation, retirement or any other termination of such executive officer’s employment or from a change-in-control of the Company or a change in such executive officer’s responsibilities following a change-in-control and the amount, including all periodic payments or installments where the value of such compensation or remuneration exceeds $100,000 per executive officer. During the last completed fiscal year, no funds were set aside or accrued by the Company to provide pension, retirement or similar benefits for Directors or Executive Officers.

The Company has no written employment agreements, except for the two employment agreements with Messrs. Brunoehler and Satino, summarized in Item 5 above.
ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

None.

ITEM 8. LEGAL PROCEEDINGS.

None.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

(a)            Market Information.

The Company’s common stock is quoted on the OTCQB. However, because of the limited and sporadic quotations of the Company’s common stock, this should not be taken to indicate that an established public trading market for the common stock exist. The following chart reflects the range of high and low bid information for our common stock for each full quarterly period set forth below.Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. See “Risk Factors.”

	High	Low
Feb 2010	4.03	4.03
May 2010	3.85	3.85
August 2010	2.00	2.00
Nov 2010	1.01	1.10
Feb 2011	2.50	2.50
May 2011	4.00	3.00

                (b)           Holders.

As of August 22, 2011, a total of 19,784,238 shares of our common stock were outstanding, owned by approximately 24 shareholders of record.

                (c)           Dividends.

We have not paid any dividends since it is inception.  We currently intend to retain any earnings for use in our business, and therefore do not anticipate paying dividends in the foreseeable future.
ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

On or about May 11, 2010, the Company issued 20,400,000 share of restricted common stock for the acquisition of the Acquired Assets.

On or about September 23, 2010, the Company issued 4,000,000 shares of restricted common stock to two officers of the Company to repay advances owed to these officers.

On or about October 20, 2010, the Company issued 1,000,000 shares of restricted common stock for $400,000 in cash in a private placement to a single accredited investor.

On June 8, 2011, the Company entered into an employment agreement with its Chief Executive Officer and director, Dwight Brunoehler, and in connection therewith granted 1,600,000 shares of restricted common stock to Mr. Brunoehler, which shares vests over a 36 month period at the rate of 44,445 shares per month.

On July 14, 2011, the Company entered into a Consulting Agreement with NVO, LLC, a California limited liability company, pursuant to which NVO will assist the Company with its business objectives, including (i) identifying, analyzing, structuring and/or negotiating business sales and/or acquisitions, (ii) assisting the Company in its corporate strategies, (iii) assisting the Company in the implementation of its business plan, and (iv) assisting the Company in the negotiation, documentation and closing of strategic alliances, partnerships and joint ventures. In consideration thereof, the Company is making certain cash payments to NVO and issued 1,000,000 shares of restricted common stock to NVO.

On or about August 10, 2011, the Company issued 157,500 shares of restricted common stock for $126,000 in cash in a private placement to 4 accredited investor.

The Company claims an exemption from the registration requirements of the Securities Act of 1933 (the “Act”) for the issuance of all the securities discussed above pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering, the investors were accredited investors and/or qualified institutional buyers, the investors had access to information about the Company and their investment, the investors took the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.
ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Common Stock

We are authorized to issue up to 200,000,000 shares of common stock with a par value of $.001.  As of August 22, 2011, there are 19,784,238 shares of common stock issued and outstanding.

The holders of common stock are entitled to one vote per share on each matter submitted to a vote of shareholders.  In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any.  Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors.  Holders of common stock have no preemptive or other rights to subscribe for shares.  Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available therefor.  The outstanding common stock is validly issued, fully paid and non-assessable.

Dividend

We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Preferred Stock

The Company’s articles of incorporation do not authorize shares of preferred stock.

Transfer Agent

We have appointed Signature Stock Transfer, Inc. (“CST”) as the transfer agent for our common stock. The principal office of CST is located at 2632 Coachlight Court, Plano, Texas  75093, and its telephone number is (972) 612-4120.
ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada Revised Statutes provide that a corporation’s charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its shareholders for money damages except:  (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Our Articles of Incorporation provide that “the Corporation shall, to the full extent permitted by Nevada law, indemnify any person who is or was a director or officer of the Corporation or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Corporation may, to the full extent permitted by Nevada law, indemnify any person who is or was an employee or agent of the Corporation or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise.”

The Company’s Bylaws provide:

(i)  Each officer and director of the Company (and “Indemnitee”) shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the laws of the State of Nevada against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with any Proceeding; provided that such Indemnitee either is not liable pursuant to NRS 78.138 or acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any Proceeding that is criminal in nature, had no reasonable cause to believe that his or her conduct was unlawful.  The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the Indemnitee is liable pursuant to NRS 78.138 or did not act in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, or that, with respect to any criminal proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.  The Corporation shall not indemnify an Indemnitee for any claim, issue or matter as to which the Indemnitee has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Corporation or for any amounts paid in settlement to the Corporation, unless and only to the extent that the court in which the Proceeding was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such amounts as the court deems proper.  Except as so ordered by a court and for advancement of expenses pursuant to this section, indemnification may not be made to or on behalf of an Indemnitee if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of law and was material to the cause of action.  Notwithstanding anything to the contrary contained in these Bylaws, no director or officer may be indemnified for expenses incurred in defending any threatened, pending, or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative, that such director or officer incurred in his or her capacity as a stockholder.

(ii)  The expenses of Indemnitees must be paid by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the Proceeding, upon receipt of an undertaking by or on behalf of the Indemnitee to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.  To the extent that an Indemnitee is successful on the merits or otherwise in defense of any Proceeding, or in the defense of any claim, issue or matter therein, the Corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred in by him or her in connection with the defense.

However, nothing in our charter or bylaws of the company protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.
ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Financial statements for the year ended February 28, 2011 are incorporated by reference to our Form 10-K for the year ended February 28, 2011, filed May 31, 2011, a copy of which is attached to this Form 10 as Exhibit 99.1.

Financial statements for the quarter ended April 30, 2011 are incorporated by reference to our Form 10-Q for the quarter ended May 31, 2011, filed July 20, 2011, a copy of which is attached to this Form 10 as Exhibit 99.1.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS AND ACCOUNTING AND FINANCIAL DISCLOSURE

Per Instruction 1 to Item 304 of Regulation S-K, the disclosure called for by this item need not be provided if has been previously disclosed, which it was in the Company’s Form 10-K for the year ended February 28, 2011.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

99.1	Form 10-K for the year ended February 28, 2011, filed May 31, 2011.

99.2	Form 10-Q for the quarter ended May 31, 2011, filed July 20, 2011.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 22, 2011		Biostem U.S. Corporation
(Registrant)

	By:	/s/ Dwight Brunoehler
Dwight Brunoehler, CEO

*Print name and title of the signing officer under his signature.